CONTACT:
Terry Earley, CFO
Crescent Financial Bancshares, Inc.
Phone: (919) 659 -9015
Email:tearley@CrescentStateBank.com
FOR IMMEDIATE RELEASE
Crescent Financial Bancshares, Inc. Announces Financial Results for Third Quarter of 2012 Reflecting Strong Loan Growth and Net Interest Margin Expansion
RALEIGH, N.C., October 30, 2012– Crescent Financial Bancshares, Inc. (Nasdaq: CRFN) (hereinafter referred to as “Crescent Financial” or the “Company”), the parent company of Crescent State Bank (“CSB”) and a subsidiary of Piedmont Community Bank Holdings, Inc. (“Piedmont”), today reported financial results for the third quarter and nine months ended September 30, 2012.
The third quarter and year-to-date summary for Crescent Financial is as follows:

•
Net income totaled $337 thousand during the nine months ended September 30, 2012 compared to a net loss of $13.5 million in the predecessor nine months ended September 30, 2011. Net income in the third quarter of 2012 equaled $46 thousand compared to a net loss of $3.0 million in the predecessor third quarter of 2011. The third quarter of 2012 included $535 thousand in merger and conversion related costs that reduced net income by $329 thousand on an after-tax basis.

•
After the preferred stock dividend, the Company recognized a net loss of $0.03 per common share during the first nine months of 2012 compared to a net loss of $1.54 per common share in the predecessor first nine months of 2011. The Company recognized net loss of $0.01 per common share during the third quarter of 2012 compared to a net loss of $0.36 per common share in the predecessor third quarter of 2011.

•
Asset quality continued to improve as non-performing assets decreased to 1.61 percent of total assets at September 30, 2012 from 2.38 percent of total assets at June 30, 2012 and 3.87 percent of total assets at December 31, 2011.

•
The Company originated $56.3 million of commercial and consumer loans in the third quarter of 2012 after $48.0 million of loan originations in the second quarter of 2012 and $15.0 million of loan originations in the first quarter of 2012.

•
Net interest margin improved to 4.44 percent in the third quarter of 2012 from 3.17 percent in the predecessor third quarter of 2011. Net interest margin improved to 4.38 percent in the first nine months of 2012 from 2.98 percent in the predecessor first nine months of 2011.

•
Mortgage banking income improved to $1.1 million in the third quarter of 2012 from $475 thousand in the predecessor third quarter of 2011. Mortgage banking income improved to $2.4 million in the first nine months of 2012 compared to $900 thousand in the predecessor first nine months of 2011.

•	The Company announced proposed mergers with VantageSouth Bank (“VantageSouth”), which is a subsidiary of Piedmont, and ECB Bancorp, Inc. (“ECB”).

“In the third quarter of 2012, Crescent Financial increased loan origination volume, expanded net interest margin, improved mortgage income, and decreased non-performing assets,” stated Scott Custer, President and CEO of the Company and Piedmont. Mr. Custer continued, “Since Piedmont’s investment, we have aggressively resolved legacy problem assets and have been replacing them with high quality loans that we believe will provide stable revenue growth over time. We also look forward to Crescent Financial’s proposed acquisitions of VantageSouth and ECB, which we believe will generate new revenues and create operating efficiencies for the combined institution and will provide Crescent Financial with new markets, relationship-focused bankers, strong core deposit franchises, and an established SBA lending and agricultural lending program.”
Net Interest Income
Net interest income in the third quarter of 2012 totaled $7.6 million compared to net interest income of $6.8 million in the predecessor third quarter of 2011. Taxable equivalent net interest margin increased from 3.17 percent in the third quarter of 2011 to 4.44 percent in the third quarter of 2012. This significant margin improvement was primarily due to a decline in funding costs as the average rate on total interest-bearing liabilities fell from 2.10 percent in the third quarter of 2011 to 0.87 percent in the third quarter of 2012. Taxable equivalent yield on interest-earning assets increased from 5.05 percent in the third quarter of 2011 to 5.15 percent in the third quarter of 2012. The increase in taxable equivalent yield on interest-earning assets was primarily attributable to an increase in the yield on loans which includes accretion on purchased loans.

Average earning assets totaled $689.5 million in the third quarter of 2012, which was a decline from $871.5 million in the third quarter of 2011. The decline in average earning assets was due to balance sheet restructuring late in 2011, purchase accounting fair value adjustments, continued resolution of problem assets, and a change in the Company’s business model effected after Piedmont's investment that has shifted the loan portfolio mix away from construction and speculative land loans toward commercial loans for operating businesses. This decline was comprised of a $97.2 million decrease in the average balance of loans outstanding, a $72.0 million decrease in the average balance of the securities portfolio and a $12.9 million decrease in the average balances of federal funds sold and other interest-earning cash.
Net interest income in the first nine months of 2012 totaled $22.9 million compared to net interest income of $19.1 million in the predecessor first nine months of 2011. Taxable equivalent net interest margin increased from 2.98 percent in the first nine months of 2011 to 4.38 percent in the first nine months of 2012.
Year-to-date accretion of the discount on purchased non-impaired loans added $489 thousand to net interest income in the first nine months of 2012 and increased earning asset yields by 0.09 percent. Additionally, the Company recorded $835 thousand of income in the first nine months of 2012 related to recovery payments in excess of carrying value on certain purchased credit-impaired loans not grouped in pools. These loan recoveries benefited earning asset yields by 0.16 percent. Net amortization of purchase accounting fair value adjustments on interest-bearing liabilities increased net interest income by $2.5 million in the first nine months of 2012 and lowered the cost of interest-bearing liabilities by 0.58 percent. The remaining decline in the cost of interest-bearing liabilities not attributable to amortization of fair value adjustments was due to the repricing and change in mix of deposits to favor low-cost, core deposits.
Provision for Loan Losses and Asset Quality
Provision for loan losses in the third quarter of 2012 totaled $958 thousand compared to provision of $4.5 million in the predecessor third quarter of 2011. The loan loss provision for the first nine months of 2012 totaled $3.7 million compared to provision of $14.5 million in the predecessor first nine months of 2011. The allowance for loan losses and related provision are calculated for loans originated subsequent to Piedmont’s investment in the Company (or “New Loans”), purchased non-impaired loans, and purchased credit-impaired loans.

The following table summarizes the changes in allowance for loan losses for each loan category in the three month and nine month periods ended September 30, 2012:

(Dollars in thousands)	New Loans	Purchased Non-Impaired	Purchased Credit-Impaired	Total
Three Months Ended:
Balance July 1, 2012	$707	$634	$772	$2,113
Net charge-offs	—	(807)	—	(807)
Provision for loan losses	564	259	135	958
Balance September 30, 2012	$1,271	$86	$907	$2,264

Nine Months Ended:
Balance January 1, 2012	$227	$—	$—	$227
Net charge-offs	—	(1,693)	—	(1,693)
Provision for loan losses	1,044	1,779	907	3,730
Balance September 30, 2012	$1,271	$86	$907	$2,264

The allowance for loan losses of $1.3 million on new loans at September 30, 2012 represents 0.98 percent of related outstanding balances. There were no impaired new loans at September 30, 2012 or December 31, 2011. Although purchased non-impaired loans were adjusted to fair value at acquisition, the Company records charge-offs for losses and provides reserves for deterioration in credit quality on these loans. All revolving loans were classified as purchased non-impaired at acquisition and a majority of the charge-offs and provision relate to acquired revolving home equity lines.
Loans acquired with evidence of credit deterioration since origination are accounted for as purchased credit-impaired loans. Subsequent to acquisition of these loans, estimates of cash flows expected to be collected are updated each reporting period based on assumptions regarding default rates, loss severities, and other factors that reflect current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rates), the provision for loan losses is charged, resulting in an increase to the allowance for loan losses. If there are probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loans.
Results of the Company’s third quarter cash flow re-estimation are summarized as follows:

(Dollars in thousands)	Impairment	Cash Flow Improvement	New Yield	Previous Yield
Loan pools with cash flow improvement	$(143)	$1,026	6.44%	6.09%
Loan pools with impairment	278	—	8.18%	8.18%

Total	$135	$1,026	6.67%	6.49%

The third quarter of 2012 cash flow re-estimation indicated net improved cash flows on purchased credit-impaired loan pools of $891 thousand. The $1.0 million of cash flow improvement on related loan pools will be recorded as additional interest income as a prospective yield adjustment over the remaining life of the loans. The $135 thousand impairment was recorded to the provision for loan losses in the third quarter of 2012. The pool-level impairment and cash flow improvement were calculated as the difference between the pool-level recorded investment and the net present value of estimated cash flows at the time of the cash flow re-estimation.

Non-performing loans as a percentage of total loans held for investment totaled 1.65 percent at September 30, 2012, which was a decline from 2.90 percent at June 30, 2012 and 4.14 percent at December 31, 2011. Total non-performing assets (which include non-accrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral) as a percentage of total assets at September 30, 2012 totaled 1.61 percent, which was a decline from 2.38 percent at June 30, 2012 and 3.87 percent at December 31, 2011. The decline in non performing assets was due primarily to a reduction in loans greater than 90 days past due and accruing as well as a reduction in other real estate owned as we continue to resolve legacy problem assets.
Non-Interest Income
Non-interest income in the third quarter of 2012 totaled $2.3 million compared to $1.4 million in the predecessor third quarter of 2011. The primary reasons for the increase was due to growth in the Company’s mortgage lending business and an increase in realized gains on securities sold in the third quarter of 2012. Total mortgage banking income increased from $475 thousand in the third quarter of 2011 to $1.1 million in the third quarter of 2012. The Company restructured its mortgage lending business following Piedmont’s investment, hired additional experienced mortgage lenders and continues to benefit from the improving housing market in the Raleigh, North Carolina area as well as the currently low interest rate environment that has encouraged refinancings. The gain on sale of available for sale securities increased $473 thousand in the third quarter of 2012 when compared to the same period of 2011 primarily due to the sale of certain equity securities.
Non-interest income in the first nine months of 2012 totaled $5.7 million compared to $3.6 million in the predecessor first nine months of 2011. The primary reason for this increase is the growth in the Company’s mortgage lending business. Total mortgage banking income increased from $900 thousand in the first nine months of 2011 to $2.4 million in the first nine months of 2012.
Non-Interest Expense
Non-interest expense in the third quarter of 2012 totaled $8.8 million compared with $6.8 million in the predecessor third quarter of 2011. Salaries and employee benefits increased by $1.1 million due to additions of commercial and mortgage bankers following Piedmont’s investment. Professional services expense increased by $759 thousand, which was primarily due to $535 thousand in merger and conversion related costs. Also contributing to higher non-interest expense was a $191 thousand increase in occupancy and equipment expense.

Partially offsetting the increase in non-interest expense was a reduction of $133 thousand in federal deposit insurance premium expense primarily due to a lower assessed premium rate and a de-leveraged balance sheet that reduced the assessment base.

Non-interest expense in the first nine months of 2012 totaled $24.4 million compared with $21.7 million in the predecessor first nine months of 2011. Salaries and employee benefits increased by $2.5 million partially due to a contract termination payment to a former executive and due to additions of commercial and mortgage bankers following Piedmont’s investment. Other non-interest expense and professional services increased by a combined $1.5 million, which was primarily due to $539 thousand in merger and conversion related costs. Also contributing to higher non-interest expense was a $292 thousand increase in occupancy and equipment expense and a $251 thousand increase in data processing expense.

Partially offsetting the increase in year-to-date non-interest expense was a reduction of $439 thousand in federal deposit insurance premium expense primarily due to a lower assessed premium rate and a de-leveraged balance sheet that reduced the assessment base. The Company also reduced foreclosed asset losses by $1.4 million due to a significant reduction in the level of other real estate and foreclosed assets.
Income Taxes
The Company’s income tax expense in the third quarter of 2012 totaled $94 thousand, which represented a 67.1 percent effective tax rate on pre-tax income. The Company’s income tax expense in the first nine months of 2012 totaled $109 thousand, which represented a 24.4 percent effective tax rate on pre-tax income. The effective tax rate was determined by the Company’s statutory income tax rate adjusted primarily for non-taxable municipal investment income and earnings on bank owned life insurance. The Company did not record any tax benefit associated with the pre-tax loss in the predecessor third quarter of 2011. The valuation allowance on deferred tax assets was increased in the prior year period to reflect a full reserve on the tax benefit generated by losses in that quarter.
Because of the improvement in the Company’s earnings prospects following Piedmont’s investment and based on an analysis of positive and negative evidence related to its deferred tax assets, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of its deferred tax assets over time and therefore established no valuation allowance on its deferred tax assets at September 30, 2012.
Linked Quarter Comparison
Net income in the third quarter of 2012 equaled $46 thousand compared to a net loss of $414 thousand in the second quarter of 2012. After the preferred stock dividend, the Company recognized a net loss of $0.01 per common share during the third quarter of 2012 compared to a net loss of $0.03 per common share in the second quarter of 2012. The increase in net income was the result of improved net interest margins, lower provision for loan losses, increased mortgage banking income and higher gains on the sale of securities, partially offset by higher merger and conversion costs incurred in the third quarter of 2012.

Net interest income in the third quarter of 2012 totaled $7.6 million compared to net interest income of $7.4 million in the second quarter of 2012. Net interest margin increased from 4.25 percent in the second quarter to 4.44 percent in the third quarter. The linked quarter increase in margin and net interest income was due to an increase in average loan balances and a decline in the rates and average balances of interest-bearing liabilities. These increases in income were partially offset by reductions in average balances of investment securities and other interest-earning assets.
Average loan balances increased from $510.7 million in the second quarter of 2012 to $529.1 million in the third quarter of 2012. This increase was a result of the Company’s ability to originate $56.3 million in new loans in the third quarter of 2012 while continuing to resolve problem assets. Accretion of the discount on purchased non-impaired loans and the related benefit to net interest income increased by $109 thousand from the second quarter to the third quarter. Conversely, income related to recovery payments in excess of carrying value on certain purchased credit-impaired loans not grouped in pools decreased from $202 thousand in the second quarter to $70 thousand in the third quarter.
Provision for loan losses in the third quarter of 2012 totaled $958 thousand compared to provision of $2.0 million in the second quarter of 2012. The decrease in provision was related to a $223 thousand increase in provision for new loans, offset by a $596 thousand decrease in provision for purchased non-impaired loans, and a $637 thousand decrease in provision for purchased credit-impaired loans. The provision (or impairment) on purchased credit-impaired loans in the third quarter was based on the quarterly cash flow re-estimation.
Non-interest income in the third quarter of 2012 totaled $2.3 million compared to $1.7 million in the second quarter of 2012. This increase was primarily due to gains on sales of securities, which increased by $510 thousand on a linked quarter basis, and mortgage banking income, which increased by $377 thousand. The Company restructured its mortgage lending business following Piedmont’s investment, hired additional experienced mortgage lenders and continues to benefit from the improving housing market in the Raleigh, North Carolina area as well as the currently low interest rate environment that has encouraged refinancings.
Non-interest expense in the third quarter of 2012 totaled $8.8 million compared to $7.9 million in the second quarter of 2012. This increase was primarily due to a $249 thousand increase in salaries and employee benefits and a $487 thousand increase in other non-interest expense. Other non-interest expense increased primarily due to merger and conversion related expenses.
The income tax expense of $94 thousand in the third quarter of 2012 and income tax benefit of $340 thousand in the second quarter of 2012 were based on pre-tax loss and income in the respective quarters adjusted for non-taxable income such as municipal investment income and earnings on bank owned life insurance.
Piedmont Investment
On November 18, 2011, the Company completed the issuance and sale of 18,750,000 shares of its common stock to Piedmont for $75.0 million in cash. As part of its investment, Piedmont also made a tender offer to the Company’s stockholders commencing on November 8, 2011 to purchase up to 67% of the Company's outstanding common stock at a price of $4.75 per share (“Tender Offer”). Pursuant to the Tender Offer, Piedmont purchased 6,128,423 shares of the Company's common stock for $29.1 million. As a result of Piedmont’s initial investment and the Tender Offer, Piedmont owns approximately 88% of the Company's outstanding common stock.
Because of the level of Piedmont’s ownership and control, the Company applied push-down accounting as of November 18, 2011. Accordingly, as of this date, the Company’s assets and liabilities were adjusted to estimated fair value at the acquisition date, and the allowance for loan losses was eliminated. The Company is currently within the one-year measurement period with respect to the acquisition date, and thus, future material adjustments to these purchase accounting fair value adjustments are possible.
In the nine months of 2012, goodwill increased by $3.1 million as a result of adjustments to refine the Company’s acquisition date estimate of market rent on two branch leases, adjustments to refine the valuation of certain other real estate owned, adjustments to the acquisition date fair value of the split-dollar liability on bank owned life insurance, and adjustments to refine acquisition date cash flow estimates and the related valuation of certain loans. Balances and activity in the Company’s consolidated financial statements prior to Piedmont’s investment have been labeled with “Predecessor Company” while balances and activity subsequent to Piedmont’s investment have been labeled with “Successor Company.”
Merger Activity
VantageSouth Bank Merger
On July 27, 2012, Crescent Financial filed an application with the Company’s regulators to merge VantageSouth Bank, which is 100% owned by Piedmont, into CSB. On August 10, 2012, an Agreement and Plan of Merger (“VantageSouth Merger Agreement”) was entered into by the Company, CSB, and VantageSouth Bank to merge VantageSouth Bank into CSB in a share exchange based on the Company’s volume weighted average stock price. Pursuant to terms of the VantageSouth Merger Agreement, outstanding VantageSouth Bank shares will be converted into the Company’s shares equal to the exchange ratio. The exchange ratio will be 4.8204 if the Company’s volume weighted average stock price is at or above $5.25. If the Company’s volume weighted average stock price is at or below $4.75, the exchange ratio will be 5.3278, and if the Company’s volume weighted average stock price is below $5.25 but above $4.75, the exchange ratio will be equal to $25.307 divided by a number equal to the Company’s volume weighted average stock price.

VantageSouth Bank is headquartered in Burlington, North Carolina, and operates five branch offices located in Burlington (2), Fayetteville, and Salisbury (2), North Carolina. As of September 30, 2012, VantageSouth Bank had approximately $260.7 million in total assets and 1,382,961 outstanding common shares. The Company’s board of directors established an independent special committee which evaluated, negotiated, and made a favorable recommendation to the board regarding the proposed merger. The completion of the merger is subject to all required regulatory and stockholder approvals. VantageSouth’s common stock is not registered under the Exchange Act and, as a result, VantageSouth does not file securities reports with the SEC. However, additional financial and regulatory information is available in Reports of Condition and Income (“Call Reports”) filed by VantageSouth with the FDIC, which are publicly accessible at http://www.fdic.gov. Such reports are not incorporated by reference in this release or in the accompanying Form 8-K. As VantageSouth Bank and Crescent Financial are commonly controlled by Piedmont, preliminary financial results for VantageSouth Bank for the third quarter and first nine months of 2012 are furnished below for informational purposes.

VantageSouth Bank Preliminary Financial Results
(dollars in thousands)	Three months ended September 30, 2012	Nine months ended September 30, 2012
Net interest income	$2,651	$7,813
Provision for loan losses	(120)	(457)
Net interest income after provision	2,531	7,356
Non-interest income	995	2,173
Non-interest expense	(2,288)	(7,687)
Net income before tax	1,238	1,842
Income tax expense	—	—
Net income	$1,238	$1,842

Net interest margin (annualized)	4.61%	4.56%
Return on average assets (annualized)	1.97%	0.98%

East Carolina Bancorp Merger
On September 25, 2012, Crescent Financial and ECB entered into an Agreement and Plan of Merger (the “ECB Merger Agreement”). Pursuant to the ECB Merger Agreement, ECB will, on the terms and subject to the conditions set forth in the ECB Merger Agreement, merge with and into the Company so that the Company is the surviving bank holding corporation in the merger (the “Merger”). Immediately following the Merger, The East Carolina Bank, a North Carolina banking corporation and a wholly-owned subsidiary of ECB, will be merged with and into CSB. At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $3.50 per share, of ECB issued and outstanding immediately before the Effective Time (the “ECB Common Stock”), except for shares of ECB Common Stock owned by ECB or the Company (other than certain trust account shares), will be converted into the right to receive 3.55 shares of the common stock, par value $0.001 per share of the Company. The completion of the merger is subject to all required regulatory and stockholder approvals.

ECB is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. ECB has 25 branch offices in eastern North Carolina stretching from the Virginia to South Carolina state lines east of Interstate 95. ECB offers a full range of financial services including Mortgages, Agricultural Banking and Wealth Management services. ECB’s common stock is listed on NYSE Amex under the symbol “ECBE”.
****

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Bancshares, Inc. stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through Crescent State Bank’s website at http://www.crescentstatebank.com.
Forward-looking Statements
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the Company’s new management’s ability to successfully integrate into the Company’s business and execute its business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.
Disclaimer
This press release is not a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company, and it is not a substitute for any proxy statement or other filings that may be made with the SEC. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, would be available free of charge at the SEC’s website (www.sec.gov) and from the Company.

INCOME STATEMENTS (unaudited)
(Dollars in thousands except per share data; prior quarters' information may have been reclassified)

	Successor Company				Predecessor Company
				For the Period	For the Period	For the
	For the Three Month Period Ended			November 19 through	October 1 through	Three Month Period Ended
	September 30,	June 30,	March 31,	December 31,	November 18,	September 30,
	2012	2012	2012	2011	2011	2011
INTEREST INCOME
Loans	$7,953	$7,849	$8,335	$4,252	$4,439	$9,030
Investment securities available for sale	893	931	963	313	874	1,836
Fed funds sold and other interest-earning deposits	10	26	12	45	7	18
Total interest income	8,856	8,806	9,310	4,610	5,320	10,884
INTEREST EXPENSE
Deposits	992	1,125	1,124	617	1,315	2,719
Short-term borrowings	—	1	2	18	21	21
Long-term debt	250	287	276	624	718	1,387
Total interest expense	1,242	1,413	1,402	1,259	2,054	4,127

Net interest income	7,614	7,393	7,908	3,351	3,266	6,757
Provision for loan losses	958	1,968	804	227	2,207	4,452
Net interest income after provision for loan losses	6,656	5,425	7,104	3,124	1,059	2,305

Non-interest income
Mortgage banking income	1,066	689	656	169	341	475
Service charges and fees on deposit accounts	425	443	447	217	242	470
Earnings on bank owned life insurance	215	203	204	103	112	215
Gain (loss) on sale of available for sale securities	483	(27)	192	(55)	3,642	57
Impairment of marketable equity securities	—	—	—	—	—	(48)
Other	133	375	150	50	174	275
Total non-interest income	2,322	1,683	1,649	484	4,511	1,444
Non-interest expense
Salaries and employee benefits	4,263	4,014	3,822	2,399	3,163	3,140
Occupancy and equipment	1,159	1,121	971	436	529	968
Data processing	546	503	519	241	241	447
FDIC insurance premiums	159	174	345	141	191	292
Net loss (gain) on foreclosed assets	191	63	(58)	(9)	(74)	291
Other loan related expense	411	365	496	231	373	378
Other	2,109	1,622	1,596	837	1,175	1,237
Total non-interest expense	8,838	7,862	7,691	4,276	5,597	6,753

Income (loss) before income taxes	140	(754)	1,062	(668)	(27)	(3,004)
Income taxes	94	(340)	354	(520)	—	—
Net income (loss)	46	(414)	708	(148)	(27)	(3,004)
Effective dividend on preferred stock	367	373	384	182	233	442
Net income (loss) attributable to common stockholders	$(321)	$(787)	$324	$(330)	$(260)	$(3,446)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.01)	$(0.03)	$0.01	$(0.01)	$(0.03)	$(0.36)
Diluted	$(0.01)	$(0.03)	$0.01	$(0.01)	$(0.03)	$(0.36)

		Successor Company			Predecessor Company
				For the Period	For the Period	For the
	For the Three Month Period Ended			November 19 through	October 1 through	Three Month Period Ended
	September 30,	June 30,	March 31,	December 31,	November 18,	September 30,
	2012	2012	2012	2011	2011	2011
COMMON SHARE DATA

Book value per common share	$4.17	$4.16	$4.24	$4.17	$4.16	$4.48
Tangible book value per common share	$3.28	$3.30	$3.39	$3.39	$4.10	$4.41
Ending shares outstanding	28,379,445	28,385,308	28,360,196	28,412,059	9,662,059	9,662,059
Weighted average common shares outstanding - basic	28,361,357	28,361,060	28,360,196	28,353,053	9,587,324	9,587,324
Weighted average common shares outstanding - diluted	28,361,357	28,361,060	28,385,439	28,353,053	9,587,324	9,587,324

PERFORMANCE RATIOS (annualized)

Return on average assets	0.02%	(0.20)%	0.35%	(0.13)%	(0.02)%	(1.29)%
Return on average equity	0.13%	(1.15)%	1.99%	(0.85)%	(0.31)%	(17.21)%
Tax equivalent yield on earning assets	5.15%	5.05%	5.25%	4.45%	4.95%	5.05%
Cost of interest-bearing liabilities	0.87%	0.97%	0.95%	1.41%	2.04%	2.10%
Tax equivalent net interest margin	4.44%	4.25%	4.46%	3.24%	3.09%	3.17%
Efficiency ratio	88.95%	86.62%	80.48%	111.50%	71.97%	82.34%
Net loan charge-offs	0.61%	0.47%	0.22%	—%	2.74%	2.64%

INCOME STATEMENTS (unaudited)
(Dollars in thousands except per share data; prior years' information may have been reclassified)

	Successor Company	Predecessor Company
	Nine months ended September 30, 2012	Nine months ended September 30, 2011
Interest income
Loans	$24,137	$27,130
Investment securities available for sale	2,787	5,325
Federal funds sold and interest-earning deposits	48	75
Total interest income	26,972	32,530

Interest expense
Deposits	3,242	9,199
Short-term borrowings	2	58
Long-term debt	814	4,135
Total interest expense	4,058	13,392

Net interest income	22,914	19,138

Provision for loan losses	3,730	14,511

Net interest income after provision for loan losses	19,184	4,627

Non-interest income
Mortgage banking income	2,411	900
Service charges and fees on deposit accounts	1,315	1,374
Earnings on bank owned life insurance	622	644
Gain on sale of available for sale securities	648	299
Other	658	345
Total non-interest income	5,654	3,562

Non-interest expense
Salaries and employee benefits	12,099	9,624
Occupancy and equipment	3,251	2,959
Data processing	1,568	1,317
FDIC deposit insurance premium	678	1,117
Professional services	3,193	2,042
Net loss on foreclosed assets	196	1,643
Other loan related expense	1,272	1,165
Other	2,135	1,817

Total non-interest expense	24,392	21,684

Income (loss) before income taxes	446	(13,495)

Income taxes	109	—

Net income (loss)	337	(13,495)

Effective dividend on preferred stock	1,124	1,306

Net loss attributable to common shareholders	$(787)	$(14,801)

Net loss per common share
Basic	$(0.03)	$(1.54)
Diluted	$(0.03)	$(1.54)

Weighted average common shares outstanding
Basic	28,361,159	9,585,056
Diluted	28,361,159	9,585,056

PERFORMANCE RATIOS (annualized)
Return on average assets	0.06%	(1.91)%
Return on average equity	0.31%	(24.59)%
Tax equivalent yield on earning assets	5.15%	4.99%
Cost of interest-bearing liabilities	0.93%	2.23%
Tax equivalent net interest margin	4.38%	2.98%
Efficiency ratio	85.38%	95.52%
Net loan charge-offs	0.43%	2.61%

CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	Successor Company				Predecessor Company
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011 (a)	2011
ASSETS
Cash and due from banks	$9,249	$13,695	$12,027	$8,844	$9,551
Interest-earning deposits with banks	1,702	1,144	2,120	1,773	1,187
Federal funds sold	3,935	40,775	42,925	14,745	20,780
Investment securities available for sale	132,953	151,430	144,944	143,504	216,932
Mortgage loans held for sale	7,023	3,226	3,317	3,841	2,821
Loans held for investment	540,946	508,284	514,276	551,392	615,980
Allowance for loan losses	(2,264)	(2,113)	(737)	(227)	(22,601)
Net Loans	538,682	506,171	513,539	551,165	593,379

Federal Home Loan Bank stock	1,255	2,931	8,669	8,669	9,156
Premises and equipment, net	10,684	10,623	10,619	10,286	10,988
Bank owned life insurance	19,800	19,620	19,441	19,261	19,068
Foreclosed assets	3,828	4,743	5,497	9,017	13,643
Deferred tax asset, net	30,913	31,128	31,317	31,517	11,564
Goodwill	23,110	23,110	23,110	23,110	—
Other intangibles, net	2,036	2,100	2,165	2,230	593
Other assets	8,594	9,061	6,190	8,345	6,299

Total Assets	$793,764	$819,757	$825,880	$836,307	$915,961

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$86,454	$77,650	$75,320	$91,215	$70,739
Savings	38,780	41,008	42,613	46,840	50,130
Money market and NOW	247,772	262,532	251,433	226,584	226,868
Time	260,893	278,318	289,463	309,779	338,437
Total Deposits	633,899	659,508	658,829	674,418	686,174

Short-term borrowings	—	—	5,000	—	5,000
Long-term debt	12,326	12,288	12,251	12,216	152,748
Accrued expenses and other liabilities	4,696	5,397	5,183	6,615	5,057

Total Liabilities	650,921	677,193	681,263	693,249	848,979
STOCKHOLDERS’ EQUITY
Preferred stock	24,601	24,544	24,489	24,442	23,741
Common stock	28	28	28	28	9,662
Common stock warrant	1,325	1,325	1,325	1,325	2,367
Additional paid-in capital	117,459	117,453	117,445	117,434	74,736
Retained earnings (accumulated deficit)	(2,292)	(1,968)	480	(182)	(46,776)
Accumulated other comprehensive income	1,722	1,182	850	11	3,252

Total Stockholders' Equity	142,843	142,564	144,617	143,058	66,982

Total Liabilities and Stockholders' Equity	$793,764	$819,757	$825,880	$836,307	$915,961

(a) Derived from audited financial statements

	Successor Company				Predecessor Company
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
CAPITAL RATIOS
Tangible equity to tangible assets	15.31%	14.77%	14.91%	14.52%	7.25%
Tangible common equity to tangible assets	12.11%	11.68%	11.85%	11.50%	4.66%
Tier 1 leverage ratio	12.43%	12.36%	12.72%	10.68%	7.25%
Tier 1 risk-based capital ratio	14.11%	14.59%	15.66%	14.26%	9.39%
Total risk-based capital ratio	15.50%	15.98%	16.87%	15.27%	11.71%

ASSET QUALITY DATA

Nonperforming loans	$8,937	$14,762	$15,423	$22,888	$43,115
Foreclosed assets	3,828	4,743	5,497	9,422	13,643
Total nonperforming assets	$12,765	$19,505	$20,920	$32,310	$56,758

Allowance for loan losses to loans	0.42%	0.42%	0.14%	0.04%	3.67%
Nonperforming loans to total loans	1.65%	2.90%	3.00%	4.15%	7.00%
Nonperforming assets to total assets	1.61%	2.38%	2.53%	3.86%	6.20%
Restructured not included in categories above	—	—	—	—	10,602

AVERAGE BALANCES, TAXABLE EQUIVALENT INTEREST AND YIELDS/COSTS
(Dollars in thousands)

	Successor Company						Predecessor Company
	Three months ended September 30, 2012			Three months ended June 30, 2012			Three months ended September 30, 2011
(Dollars in thousands)	Average Balance	Interest*	Average Yield/Cost*	Average Balance	Interest*	Average Yield/Cost*	Average Balance	Interest*	Average Yield/Cost*

Assets
Loans	$529,127	$7,953	5.98%	$510,749	$7,849	6.18%	$626,279	$9,030	5.72%
Investment securities	140,997	970	2.74	148,280	996	2.70	212,968	2,052	3.82
Federal funds and other interest-earning	19,346	11	0.22	46,896	26	0.22	32,242	18	0.22
Total interest-earning assets	689,470	8,934	5.15%	705,925	8,871	5.05%	871,489	11,100	5.05%
Non-interest-earning assets	110,236			106,846			53,037
Total assets	$799,706			$812,771			$924,526

Liabilities and Equity
Interest-bearing NOW	$109,120	85	0.31%	$119,234	144	0.49%	$144,255	$494	1.36%
Money market and savings	181,522	261	0.57	169,392	306	0.73	131,112	223	0.68
Time deposits	266,804	646	0.96	285,436	675	0.95	347,257	2,001	2.29
Total interest-bearing deposits	557,446	992	0.71	574,062	1,125	0.79	622,624	2,718	1.73
Short-term borrowings	—	—	—	1,389	1	0.17	5,000	21	1.70
Long-term debt	12,307	250	8.10	12,269	287	9.41	152,748	1,387	3.60
Total interest-bearing liabilities	569,753	1,242	0.87%	587,720	1,413	0.97%	780,372	4,126	2.10%
Noninterest-bearing deposits	81,387			75,363			70,190
Other liabilities	4,062			4,729			4,708
Total liabilities	655,202			667,812			855,270
Stockholders’ equity	144,504			144,959			69,256
Total liabilities and stockholders’ equity	$799,706			$812,771			$924,526

Net interest income, taxable equivalent		$7,692			$7,458			$6,974
Interest rate spread			4.28%			4.08%			2.95%
Tax equivalent net interest margin			4.44%			4.25%			3.17%

Percentage of average interest-earning assets to average interest-bearing liabilities			121.01%			120.11%			111.68%
* Taxable equivalent basis

	Successor Company			Predecessor Company
	Nine months ended September 30, 2012			Nine months ended September 30, 2011
(Dollars in thousands)	Average Balance	Interest*	Average Yield/Cost*	Average Balance	Interest*	Average Yield/Cost*

Assets
Loans	$527,968	$24,137	6.11%	$645,915	$27,130	5.62%
Investment securities	147,363	2,995	2.71	202,621	6,071	4.01
Federal funds and other interest-earning	29,244	45	0.21	43,717	75	0.23
Total interest-earning assets	704,575	27,178	5.15%	892,253	33,276	4.99%
Non-interest-earning assets	106,236			54,289
Total assets	$810,811			$946,542

Liabilities and Equity
Interest-bearing NOW	$123,544	466	0.50%	$148,855	$1,950	1.75%
Money market and savings	161,257	773	0.64	132,339	807	0.82
Time deposits	283,983	2,003	0.94	365,254	6,452	2.36
Total interest-bearing deposits	568,783	3,242	0.76	646,448	9,209	1.90
Short-term borrowings	1,668	2	0.18	4,549	58	1.71
Long-term debt	12,266	814	8.87	153,481	4,135	3.60
Total interest-bearing liabilities	582,717	4,058	0.93%	804,478	13,402	2.23%
Noninterest-bearing deposits	78,900			64,141
Other liabilities	4,514			4,536
Total liabilities	666,131			873,154
Stockholders’ equity	144,680			73,388
Total liabilities and stockholders’ equity	$810,811			$946,542

Net interest income, taxable equivalent		$23,120			$19,874
Interest rate spread			4.22%			2.76%
Tax equivalent net interest margin5			4.38%			2.98%

Percentage of average interest-earning assets to average interest-bearing liabilities			120.91%			110.91%
* Taxable equivalent basis